SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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Quaker Investment Trust

(Name of Registrant as Specified in Its Charter)

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QUAKER INVESTMENT TRUST

QUAKER MID-CAP VALUE FUND

309 Technology Drive
Malvern, PA 19355

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Quaker Investment Trust (the “Trust”) to inform shareholders of the Quaker Mid-Cap Value Fund (the “Fund”) about a recent change related to the Fund’s subadvisory arrangement.  The change was approved by the Board on the recommendation of the Fund’s investment manager, Quaker Funds, Inc. (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about December 9, 2008 to shareholders of record of the Fund as of October 31, 2008.

INTRODUCTION

The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a “manager of managers” arrangement in managing the assets of the Trust.  This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisers that are unaffiliated with the Trust or the Manager (“unaffiliated sub-advisers”), and to modify material terms and conditions of subadvisory agreements with unaffiliated sub-advisers, without shareholder approval.  Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve any agreement pursuant to which a person serves as investment adviser or sub-adviser of the fund.  In order to use the “manager of managers” authority discussed above, the Manager and the Trust requested and received an exemptive order from the SEC on October 17, 2006 (the “SEC Order”).  The SEC Order exempts the Manager and the Trust from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new, unaffiliated sub-advisers and approve new subadvisory agreements on behalf of the Trust without shareholder approval.

The SEC Order allows the Manager, among other things: (i) to continue the employment of a current sub-adviser after events that would otherwise cause an automatic termination of a subadvisory agreement with the sub-adviser, and (ii) to reallocate assets among current or new sub-advisers.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a Board meeting held on August 22, 2008 (the “Meeting”), (i) appointed Kennedy Capital Management, Inc. (“Kennedy Capital”) to serve as the sub-adviser to the Fund, replacing Global Capital Management, Inc. (“Global Capital”), and (ii) approved the subadvisory agreement between the Manager and Kennedy Capital (the “Subadvisory Agreement”) dated September 25, 2008.

The subadvisory agreement between Global Capital and the Manager, on behalf of the Fund, was terminated on September 30, 2008.  The decision to terminate the subadvisory agreement was based upon certain factors including the Manager’s opinion that, notwithstanding the challenging investment environment during the past 12 months, Global Capital’s performance was below expectations.

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order.  These conditions require, among other things, that within ninety (90) days of entering into a new subadvisory agreement, the affected series will notify the shareholders of the series of the changes.  This Information Statement provides such notice of the changes and presents details regarding Kennedy Capital and the Subadvisory Agreement.

THE INVESTMENT MANAGER

The Manager is located at 309 Technology Drive, Malvern, Pennsylvania 19355.  The Manager is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940 (the “Advisers Act”).

The Manager provides investment advisory services to the Fund pursuant to the Investment Advisory Agreement dated May 3, 2005, as amended August 22, 2008, between the Trust and the Manager (the “Management Agreement”).  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisers to carry out the investment program of the Fund, subject to the approval of the Board.  The Manager continuously reviews, supervises, and, where appropriate, administers the investment program of the Fund.  The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board of Trustees, to select and contract with one or more investment sub-advisers, to manage the investment operations and composition of each fund, and to render investment advice for each fund, including the purchase, retention, and dispositions of investments, securities and cash contained in each fund.

For these services, the Fund pays the Manager a fee calculated at an annual rate of 1.05% of average daily net assets.  The Manager received net advisory fees of $985,549 from the Fund for the fiscal year ended June 30, 2008.

The Manager’s key executives and their principal occupations are:  Jeffry H. King, Jr., Chief Executive Officer; Laurie Keyes, Chief Financial Officer; Justin Brundage, President and Chief Operating Officer; and Timothy Richards, Chief Compliance Officer.  The address of each person listed is 309 Technology Drive, Malvern, Pennsylvania 19355.  Mr. King and Ms. Keyes, who are husband and wife and Mr. Brundage, who is the son of Ms. Keyes and stepson of Mr. King, collectively own 100% of the equity interest in the Manager.

THE SUB-ADVISER

Kennedy Capital is located at 10829 Olive Blvd., Suite 100, St. Louis, MO 63141.  Kennedy Capital is registered as an investment adviser under the Advisers Act.  The Subadvisory Agreement between Kennedy Capital and the Manager is dated September 25, 2008.

Kennedy Capital was approved by the Board to serve as a sub-adviser to the Fund at the Meeting.  Kennedy Capital is not affiliated with the Manager, and Kennedy Capital discharges its responsibilities subject to the oversight and supervision of the Manager.  Kennedy Capital is compensated out of the fees that the Manager receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of Global Capital by Kennedy Capital and the implementation of the Sub-advisory Agreement.  The fees paid by the Manager to Kennedy Capital depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to Kennedy Capital by the Manager.

The names and principal occupations of the principal executive officers of Kennedy Capital are listed below.  The address of each principal executive officer listed below, as it relates to the person’s position with Kennedy Capital, is 10829 Olive Blvd., Suite 100, St. Louis, MO 63141:

Name	Position
Randall Kirkland	Chairman, President and Chief Executive Officer
Richard Sinise	Executive Vice President and Chief Portfolio Manager
Patricia Row	Director and Executive Vice President
Stephen Mace	Vice President and Chief Operating Officer
Frank Latuda, Jr.	Director, Vice President and Chief Investment Officer
Marilyn Lammert	Vice President and Chief Compliance Officer
Richard Oliver	Vice President and Chief Financial Officer

THE SUBADVISORY AGREEMENT

The Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Subadvisory Agreement for an initial term of two years.  Thereafter, continuance of the Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

The terms of the Subadvisory Agreement, other than the rate of compensation paid by the Manager to Kennedy Capital, are substantially similar to the subadvisory agreement between the Manager and Global Capital, the Fund’s prior sub-adviser.

The Subadvisory Agreement provides that Kennedy Capital, among other duties, will make all investment decisions for the Fund.  Kennedy Capital, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Fund’s assets.  Kennedy Capital also will perform certain other administrative and compliance-related functions in connection with the management of the Fund’s investment portfolio.

The Subadvisory Agreement provides for Kennedy Capital to be compensated based on the average daily net assets of the Fund allocated to Kennedy Capital.  Kennedy Capital is compensated from the fees that the Manager receives from the Fund.  Kennedy Capital will generally pay all expenses it incurs in connection with its activities under the Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Subadvisory Agreement may be terminated without the payment of any penalty, by: (i) the Manager or the Trust upon sixty (60) days’ written notice to Kennedy Capital, (ii) Kennedy Capital, on sixty (60) days’ written notice to the Manager and the Trust or (iii) both parties at any time, effective upon the terms of any such mutual agreement.

THE MANAGER’S RECOMMENDATION AND THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Manager recommended the approval of the Subadvisory Agreement.  The Board took into account information furnished at the Meeting as well as the Kennedy Capital presentation provided to the Board at a prior meeting.  Material furnished at the Meeting included: a presentation by the Manager concerning the Fund’s sub-adviser and recommended changes; a copy of the Subadvisory Agreement; a presentation by Kennedy Capital; and a “due diligence” report describing various material items in relation to the personnel, organization and policies of Kennedy Capital.

In considering such information and materials, the Independent Trustees received assistance from, and met separately with, independent counsel.  The materials prepared by the Manager specifically in connection with the approval of the Subadvisory Agreement were sent to the Independent Trustees in advance of the meeting and were discussed at an executive session of the Independent Trustees and their counsel prior to the Meeting.  While attention was given to all information furnished, the following discusses the primary factors taken into account by the Board in its contract approval considerations.

In evaluating the services that Kennedy Capital would provide to the Fund, the Board considered certain information, including, but not limited to, the following:  (i) the advisory services provided by Kennedy Capital, including Kennedy Capital’s investment management philosophy and technique, to ensure compliance with the investment objectives, policies and restrictions of the Fund; (ii) a description of Kennedy Capital’s personnel, including their duties and qualifications, the amount of time and attention they will devote to the Fund; (iii) reports setting forth the financial condition and stability of Kennedy Capital; and (iv) a composite showing the performance of accounts currently managed by Kennedy Capital having similar investment objectives.

In addition, the Board considered the reasonableness of Kennedy Capital’s compensation with respect to the Fund.  The Board analyzed the proposed fee to be paid to Kennedy Capital by the Manager as well as the fee paid to the Manager directly by the Fund in evaluating the reasonableness of the overall fee arrangement.  In conducting this analysis, the Board considered certain information, including, but not limited to, the following:  (i) a description of the proposed method of computing the fees and possible alternative fee arrangements; (ii) comparisons of the proposed fees to be paid by the Fund with fees charged by Kennedy Capital for managing comparable accounts and with fees charged by funds having similar investment objectives; and (iii) data with respect to the projected expense ratio of the Fund and comparisons with other mutual funds of comparable size.

GENERAL INFORMATION

Distributor
Quasar Distributors, LLC (“Quasar”), located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the distributor of the Fund’s shares.  As the distributor, it has agreed to use reasonable efforts to distribute the Fund’s Class A, Class B and Class C Shares.  Quasar is a wholly owned subsidiary of US Bancorp and is affiliated with US Bancorp Fund Serves, LLC, the Fund’s transfer agent.

Pursuant to the Distribution Agreement between Quasar and the Trust dated November 17, 2006, as amended January 1, 2007 and October 27, 2008, Quasar receives the sales load on sales of Class A, Class B and Class C Shares of the Fund and re-allows a portion of the sales load to broker-dealers.  Quasar also receives the distribution fees payable pursuant to the Fund’s Rule 12b-1 Distribution Plans for Class A, Class B and Class C Shares described below. There is no Rule 12b-1 distribution plan for Institutional Class Shares of the Fund.  Pursuant to the Distribution Agreement, Quasar facilitates the registration of the Fund’s shares under state Blue Sky laws and assists in the sale of shares.  The shares of the Fund are continuously offered by Quasar.  Quasar is not obligated to sell any specific number of Fund shares but has undertaken to sell such shares on a best efforts basis.  The Board annually reviews fees paid to Quasar.

Transfer Agent, Administrator and Fund Accountant
US Bancorp Fund Services, LLC (“USB”), 615 E. Michigan St., 3rd Floor, Milwaukee, WI 53202-5207, serves as the Fund’s transfer, dividend paying, and shareholder servicing agent.  USB, subject to the supervision of the Board, provides certain services pursuant to an agreement with the Trust (“Transfer Agent Servicing Agreement”).  USB maintains the records of each shareholder’s account, answers shareholder inquiries concerning accounts, processes purchases and redemptions of Fund shares, acts as dividend and distribution disbursing agent, and performs other shareholder servicing functions.

Brown Brothers Harriman & Co. (“BBH&Co.”) 40 Water Street, Boston, MA  02109, serves as administrator to the Trust pursuant to a written agreement with the Trust.  BBH&Co. supervises all aspects of the operations of the Fund except those performed by the Fund’s Manager under the Fund’s investment advisory agreement. BBH&Co. is responsible for calculating the Fund’s net asset value; preparing and maintaining the books and accounts specified in Rules 31a-1 and 31a-2 of the 1940 Act; preparing financial statements contained in reports to stockholders of the Fund; preparing the Fund’s federal and state tax returns; preparing reports and filings with the SEC; and maintaining the Fund’s financial accounts and records.  For its services to the Trust, the Trust pays BBH&Co. an annual fee, paid monthly, based on the aggregate average net assets of the Fund, as determined by valuations made as of the close of business at the end of the month.  The Fund is charged its pro rata of such expenses.

Record of Beneficial Ownership
To the Trust’s knowledge, the persons listed in the table below are deemed to be principal owners of a class of the Fund, as defined in the 1940 Act.  As of October 31, 2008, to the Trust’s knowledge, there were no Control Persons of the Fund.  Control Persons own of record beneficially 25% or more of the Fund’s outstanding securities and are presumed to control the Fund for purposes of voting on matters submitted to a vote of shareholders.  Principal holders own of record or beneficially 5% or more of any class of the Fund’s outstanding securities.  As of October 31, 2008, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund except as follows: Laurie Keyes owns 20.19% of the Institutional Class shares.

Class	Name and Address of Beneficial Owner	Percent Ownership
Class A	Prudential Investment Management FBO Mutual Fund Clients 100 Mulberry Street 3 Gateway Center, Suite 11 Mailstop NJ 05-11-20 Newark, NJ 07102-4000	30.405%
Class A	Charles Schwab & Co. Inc. Special Custody Account For the Benefit of Customers ATTN: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4151	11.766%
Class A	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	8.760%
Class A	NFS LLC FEBO AST Capital Trust of Delaware PO Box 52129 Phoenix, AZ 85072-2129	6.210%
Class B	Donaldson Lufkin Jenrette Securities Corporation, Inc. P.O. Box 2052 Jersey City, NJ 07303-2052	19.781%
Class B	First Clearing Corporation Elizabeth S. Bujack FCC as Custodian Kent, OH 44240-2510	16.460%
Class B	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	9.842%
Class B	First Clearing Corporation James B. Ryan Coopersburg, PA 18036-1889	7.893%
Class B	Sterne Agee & Leach Inc. 813 Shades Creek Parkway Birmingham, AL 35209-4542	6.149%
Class B	First Clearing Corporation Robert E. Wisniewski FCC as Custodian Maple Glen, PA 19002-2330	5.719%
Class C	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	16.528%
Institutional Class	US Bank NA Laurie Keyes Malvern, PA 19355-3352	20.191%
Institutional Class	US Bank NA Raymond J. Keyes Naples, FL 34108-7212	12.013%
Institutional Class	Edward F. Ryan, Jr. DO Employee PSP Devon, PA 19333-1655	11.169%
Institutional Class	US Bank NA Marirose K. Steigerwald Raleigh, NC 27612-6448	9.590%
Institutional Class	Tyler Keyes Brundage Trust Justin Brundage Tr Jeffry King, Sr. & Laurie King Tr Malvern, PA 19355-8761	9.246%
Institutional Class	Abigail Grace Brundage Trust Justin Brundage Jeffry King, Sr. & Laurie Keyes TR Malvern, PA 19355-8761	9.236%
Institutional Class	Marguerite Tima Dickinson Trust Heather King Tr Jeffry King, Sr. & Laurie King Tr Berwyn, PA 19312-1705	8.078%
Institutional Class	Natasha Anne Dickinson Trust Heather King Tr Jeffry King, Sr. & Laurie King Tr Berwyn, PA 19312-1705	8.069%
Institutional Class	Ian William Dickinson Trust Heather King Tr Jeffry King, Sr. & Laurie King Tr Berwyn, PA 19312-1705	5.802%

Householding
Unless the Trust has received instructions to the contrary; only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record.  If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary.  If you do not want the mailing of your Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information
Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the Fund at Quaker Investment Trust, c/o U.S. Bancorp Fund Services, LLC., PO Box 701, Milwaukee, WI 53201-0701 or by calling the Trust toll free at 1-800-220-8888.